As filed with the Securities and Exchange Commission on December 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marinus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0198082
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Three Radnor Corporate Center 100 Matsonford Road, Suite 304 Radnor, Pennsylvania	19087
(Address of principal executive offices)	(Zip code)

Marinus Pharmaceuticals, Inc.

2014 Equity Incentive Plan

Christopher M. Cashman

Chief Executive Officer

Marinus Pharmaceuticals, Inc.

Three Radnor Corporate Center

100 Matsonford Road, Suite 304

Radnor, Pennsylvania 19087

(Name and address of agent for service)

(484) 801-4670

(Telephone number, including area code, of agent for service)

Copy to:

John W. Kauffman, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, PA  19103

(215) 979-1227

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)		Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value	700,000 shares		(2)	$4,713,240	$547.68

(1)                       This registration statement shall also cover any additional shares of Marinus Pharmaceuticals, Inc. common stock that become issuable under such plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Marinus Pharmaceuticals, Inc. common stock.

(2)                       Pursuant to Rule 457(h), the maximum aggregate offering price was calculated by adding (i) $271,740 with respect to 42,000 shares issuable upon exercise of outstanding stock options, at the per share exercise price of those options of $6.47, and (ii) $4,441,500 with respect to the remaining 658,000 shares issuable under the plan, at the price of $6.75 per share based upon the average of the high and low sales prices Marinus Pharmaceuticals, Inc. common stock on November 25,  2014, which is a date within five business days prior to the filing of this registration statement, as reported on the NASDAQ Capital Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents by Reference.

The following documents that we have filed with the SEC (File No. 001-36576) are incorporated by reference into this registration statement:

•                  Our final prospectus dated July 31, 2014 under our Form S-1 registration statement (File No. 333-195895) filed under Rule 424(b) on August 1, 2014;

•                  Our quarterly report on Form 10-Q for the quarter ended June 30, 2014 filed on September 12, 2014 and as amended on October 10, 2014 and for the quarter ended September 30, 2014 filed on November 13, 2014;

•                  Our current report on Form 8-K filed on August 7, 2014; and

•                  The description of our common stock contained in our registration statement on Form 8-A under the Securities Exchange Act of 1934, filed with the SEC on July 28, 2014, and any amendment or report filed for the purpose of updating such description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this registration statement and until the offering under this registration statement is completed will be deemed to be incorporated by reference into this registration statement and will be a part of this registration statement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this registration statement conflicts with, negates, modifies or supersedes that statement.  Any statement that is modified or superseded will not constitute a part of this registration statement, except as modified or superseded.

Item 4.                                                         Description of Securities.

No answer to this item is required because the class of securities to which this registration statement relates is registered under Section 12 of the Exchange Act.

Item 5.                                                         Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                         Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•                  transaction from which the director derives an improper personal benefit;

•                  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payment of dividends or redemption of shares; or

•                  breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                                                         Exemption from Registration Claimed.

Not applicable.

Item 8.                                                         Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Duane Morris LLP (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.3	Consent of Duane Morris LLP (included in Exhibit 5.1).

Item 9.                                                         Undertakings.

We hereby undertake:

(a)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)           that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

We hereby further undertake that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, Pennsylvania, on December 3, 2014.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Christopher M. Cashman
Christopher M. Cashman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher M. Cashman	Chief Executive Officer and Chairman (principal executive officer)	December 3, 2014
Christopher M. Cashman

/s/ Edward F. Smith	Chief Financial Officer and Treasurer (principal financial and accounting officer)	December 3, 2014
Edward F. Smith

/s/ Stephen Bloch, M.D.	Director	December 3, 2014
Stephen Bloch, M.D.

/s/ Enrique J. Carrazana, M.D.	Director	December 3, 2014
Enrique J. Carrazana, M.D.

/s/ Anton Gopka	Director	December 3, 2014
Anton Gopka

/s/ Tim. M. Mayleben	Director	December 3, 2014
Tim M. Mayleben

/s/ Anand Mehra, M.D.	Director	December 3, 2014
Anand Mehra, M.D.

/s/ Jay P. Shepard	Director	December 3, 2014
Jay P. Shepard

/s/ Nicole Vitullo	Director	December 3, 2014
Nicole Vitullo

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Duane Morris LLP (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.3	Consent of Duane Morris LLP (included in Exhibit 5.1).